Pricing Supplement Dated
November 15, 2002	Rule 424(b)(5)
(To Prospectus Dated February 20, 2001)	File No. 333-55440

GENERAL MOTORS ACCEPTANCE CORPORATION

Medium-Term Notes — Fixed Rate

Placement Agents: Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities, Inc.

Principal Amount:	$110,000,000

Placement Agents’ Discount or Commission:	$ 330,000

Net Proceeds to Company:	$109,670,000

Interest Rate:	6.311	% per annum

Issue Date:	11/20/02

Maturity Date:	11/30/07

Interest Payment Dates:	The 30th day of each May and November and at Maturity, commencing May 30, 2003 and ending on the Maturity Date.
Moody’s Rating: A2
S&P’s Rating: BBB

Calculation Agent: GMAC

Interest Calculation:
    ☒ Regular Fixed Rate Note

Day Count Convention:	☐ Actual/360 for the period from to ☐ Actual/ Actual for the period from to ☒ 30/360 for the period from 11/20/02 to 11/30/07

Redemption:
    ☒ The Notes cannot be redeemed prior to the Stated Maturity Date.

    ☐ The Notes may be redeemed prior to Stated Maturity Date.

☐	Initial Redemption Date: Initial Redemption Percentage: % Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:
    ☒ The Notes cannot be repaid prior to the Maturity Date.

☐	The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
☐	Optional Repayment Date(s): Repayment Price: %

Currency:
    Specified Currency: U.S. (If other than U.S. dollars, see attached)

    Minimum Denominations:                   (Applicable only if Specified
    Currency is other than U.S. dollars)

Original Issue Discount:    ☐ Yes                  ☒ No

    Total Amount of OID:                  Yield to Maturity:
    Initial Accrual Period:

Form:	☒ Book-Entry	☐ Certificated

Other:	☐ Principal	☒ Agent

If as principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of % of principal amount.

If as agent:

    The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

We are offering the Notes ultimately to purchasers of pass-through certificates of Core Investment Grade Bond Trust I (the “Trust”) offered simultaneously herewith through Core Bond Products LLC, as depositor of the Trust, utilizing the services of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities Inc. as our Placement Agents. Each of Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

The Notes are being offered pursuant to a Selling Agent Agreement dated as of February 20, 2001, the Administrative Procedures attached thereto and a Terms Agreement dated as of November 15, 2002 among us and the Placement Agents.

We have authorized the Placement Agents to deliver a copy of this pricing supplement and the attached prospectus relating to the Notes offered hereby to purchasers of the Trust’s pass-through certificates. This pricing supplement and the attached prospectus relate only to us and our Notes and do not relate to the Trust or the pass-through trust certificates. You should only rely on this pricing supplement and the attached prospectus for a description of us and our Notes.

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